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                                    FORM OF
                            INDEMNIFICATION AGREEMENT

     This INDEMNIFICATION AGREEMENT (this "Agreement") made this ___ day of ___, 1996 between 99CENTS Only Stores, a California corporation (the "Company"), and David Gold, Sherry Gold, Howard M. Gold, Karen R. Schiffer (also known as Karen
R. Gold), and Jeffrey J. Gold (collectively, the "Shareholders") (the Company and the Shareholders are hereinafter referred to individually as a "party" and collectively as the "parties").

     WHEREAS, the Company contemplates a public offering of its stock in order to provide liquidity for its Shareholders and to raise additional equity capital for the expansion of the Company's business operations (the "Public Offering");

     WHEREAS, the Company and the Shareholders have entered into this Agreement as a condition to the closing (the "Closing") of the contemplated Public Offering;

     WHEREAS, from its inception through April 30, 1996 the Company was an S corporation as defined in Section 1361 of the Internal Revenue Code of 1986, as amended (the "Code") after which it became a C corporation under the Code (and under the corresponding provisions of state income tax law);

     WHEREAS, on April 30, 1996, the Company elected under Section 1362(e)(3) of the Code to have the rules of Section 1362(e)(3) not apply for its S Termination Year (as hereinafter defined); and

     WHEREAS, the Company and the Shareholders wish to provide for a tax indemnification agreement in connection with the Company's termination as an S corporation.

     NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 DEFINITIONS. The following terms, as used herein, have the following meanings:

          "C Corporation Taxable Year" means any taxable year or portion thereof during which the Company is taxable as a C Corporation.

          "C Short Year" means that portion of the S Termination Year of the Company defined in Section 1362(e)(1)(B) of the Code.

          "S Corporation Taxable Year" means any taxable year or portion thereof during which the Company is taxable as an S corporation.


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          "S Short Year" means that portion of the S Termination Year of the
Company defined in Section 1362(e)(1)(A) of the Code.

          "S Termination Year" shall have the meaning set forth in Section 1362(e)(4) of the Code.

                                   ARTICLE II

                                      TAXES

     2.1 LIABILITY FOR TAXES INCURRED DURING S SHORT YEAR. The Shareholders, jointly and severally, represent, covenant and agree that: (i) the Shareholders have duly included, or shall duly include, in their own federal and state income tax returns all items of income, gain, loss, deduction, or credit attributable to the S Short Year of the Company or any prior period
(or that portion of any period) during which the Company was an S corporation as required by applicable law; (ii) such returns have included, or shall include, their allocable share of taxable income of the Company from all sources through and including the close of business on the last day of the S Short Year of the Company ("S Corporation Taxable Income"), and (iii) the Shareholders have paid, or shall pay, any and all taxes they are required to pay with respect to such S Corporation Taxable Income for all taxable periods (or that portion of any period) during which the Company was an S corporation.

     2.2 LIABILITY FOR TAX INCURRED DURING S SHORT YEAR AND C SHORT YEAR. The Company represents, covenants and agrees that: (i) the Company is and shall be responsible for and has effected, or shall effect, the filing of all federal, state, foreign and local returns for the Company with respect to any and all taxable periods; (ii) such Company returns have included, or shall include, the Company's income from all sources for all periods covered by the returns; and
(iii) the Company has paid, or shall pay, any and all taxes required to be paid by the Company for all periods covered by the returns as required by applicable law.

     2.3 COMPANY'S INDEMNIFICATION FOR TAX LIABILITIES. The Company hereby indemnifies and agrees to hold each Shareholder harmless from, against and in respect of any federal and state income tax liability (including interest and penalties) but reduced by the benefit received from the deduction for state income taxes paid against taxable income for federal income tax purposes), if any, incurred by such Shareholder resulting from a final determination of an adjustment (by reason of an amended return, claim for refund, audit or otherwise) to the Company's taxable income resulting in a decrease in the Company's taxable income and a corresponding increase in the federal or state, as the case may be, taxable income of such Shareholder with respect to such Shareholder's allocable share of S Corporation Taxable Income; PROVIDED, HOWEVER, that the amount of payments required to be made by the Company pursuant to the foregoing to any one of the Shareholders shall not exceed the amount of the income tax liability (including interest and penalties) of such Shareholder arising from the increase in S Corporation Taxable Income allocated to such Shareholder shifted from a C Corporation Taxable Year to an S Corporation Taxable Year. Further, the Company hereby indemnifies and agrees to hold each


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Shareholder harmless from, against and in respect of any net federal and state income tax liability incurred by such Shareholder resulting from the receipt of any indemnification payments made to such Shareholder pursuant to the foregoing sentence.

     2.4 SHAREHOLDER INDEMNIFICATION FOR TAX LIABILITIES. The Shareholders, jointly and severally, hereby indemnify and agree to hold the Company harmless from, against and in respect of any federal and state income tax liability (including interest and penalties), if any, resulting from a final determination of an adjustment (by reason of an amended return, claim, for refund, audit, or otherwise) to the Shareholders' taxable income resulting in a decrease in the Shareholders' S Corporation Taxable Income and a corresponding increase in the federal or state, as the case may be, taxable income of the Company; PROVIDED, HOWEVER, the amount of any such indemnified tax liability shall be reduced by an amount equal to the refund of state income tax, including interest, received by the Company for state income taxes paid by the Company in respect of any taxable income shifted from an S Corporation Taxable Year to a C Corporation Taxable Year of the Company which is subject to indemnification hereunder; and PROVIDED, FURTHER, that the amount of a payment made by the Shareholders pursuant to this Section 2.4 shall not exceed the amount of such S Corporation Taxable Income shifted to the C Corporation Taxable Year of the Company less the amount of taxes paid (and not refunded) by the Shareholders with respect thereto.

     2.5 PAYMENTS. The Shareholders or the Company, as the case may be, shall make any payment required under this Agreement within thirty (30) days after receipt of notice from the other party that a payment is due by such party to the appropriate taxing authority.

     2.6 SUBROGATION. The party (or parties) providing the indemnity under either Section 2.3 or Section 2.4 (defined solely for purposes of this Section
2.6 as the "Indemnifying Party") shall be subrogated to all rights of recovery (the "Subrogation Claims") that the party (or parties) being indemnified under
Section 2.3 or Section 2.4, respectively (defined solely for purposes of this Section 2.6 as the "Indemnified Party") may have against any person or organization in respect of the tax liabilities for which the Indemnifying Party is providing indemnity. Such right of subrogation shall not exceed the amount paid by the Indemnifying Party to the Indemnified Party. The Indemnified Party shall execute and deliver instruments and papers and such other items, and take such actions, as are reasonably necessary to secure such rights of subrogation for the Indemnifying Party and to permit the Indemnifying Party to pursue the Subrogation Claims.

                                   ARTICLE III

                                  MISCELLANEOUS

     3.1 NOTICES. All notices and other communications made in connection with this Agreement shall be in writing and shall be deemed given when delivered personally or sent by facsimile transmission to the numbers indicated below (if physical confirmation of transmission


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is retained) or on the third succeeding business day after being mailed by registered or certified mail, deposited in the United States mail, postage prepaid, return receipt requested, to the appropriate party at its, his or her address below or at such other address for such party (as shall be specified by written notice when in fact delivered pursuant hereto):

          If to the Company, at:

               99CENTS Only Stores
               4000 East Union Pacific Avenue
               City of Commerce, California 90023
               Attention: Mr. Eric Schiffer
               Facsimile: (213) 980-8160

          If to the Shareholders, at:

               Mr. Jeff Gold
               c/o 99CENTS Only Stores
               4000 East Union Pacific Avenue
               City of Commerce, California 90023
               Facsimile: (213) 980-8160

     3.2 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which counterparts collectively shall constitute an instrument representing the agreement between the parties hereto.

     3.3 CONSTRUCTION OF TERMS. Nothing herein expressed or implied is intended, or shall be construed, to confer upon or give any person, firm or corporation, other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

     3.4 GOVERNING LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the substantive laws of the State of California without regard to California choice of law rules.

     3.5 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties at any time prior to the Public Offering with respect to any of the terms contained herein.


     3.6 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties and their respective successors and assigns any rights


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or remedies hereunder; provided, however, nothing in this Section 3.6 shall be construed as prohibiting an assignment of this Agreement by the Company to a successor by operation of law.

     3.7 INTERPRETATION. The title, articles and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     3.8 SEVERABILITY. In the event that any one or more of the provisions of this Agreement shall be held to be illegal, invalid or unenforceable in any respect, the same shall not in any respect affect the validity, legality or enforceability of the remainder of this Agreement, and the parties shall use their best efforts to replace such illegal, invalid or unenforceable provisions with an enforceable provision approximating, to the extent possible, the original intent of the parties.

     3.9 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

     3.10 ARBITRATION. Any action to enforce or interpret this Agreement or to resolve disputes arising in connection with this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Any party may commence arbitration by sending a written demand for arbitration to the other parties. Such demand shall set forth the nature of the matter to be resolved by arbitration. The substantive law of the State of California shall be applied by the arbitrator to the resolution of the dispute. The Company, on the one hand, and the Shareholders, on the other hand, shall share equally all initial costs of arbitration. The prevailing party(ies) shall be entitled to reimbursement of attorney fees, costs, and expenses incurred in connection with the arbitration. All decisions of the arbitrator shall be final, binding, and conclusive on all parties. Judgment may be entered upon any such decision in accordance with applicable law in any court having jurisdiction thereof.


     IN WITNESS WHEREOF, the parties have executed this Agreement in Los Angeles, California as of this ___ day of ___, 1996.

                                        99CENTS ONLY STORES


                                        By:  __________________________
                                             David Gold, President



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                                        SHAREHOLDERS:


                                        ___________________________
                                        DAVID GOLD


                                        __________________________
                                        SHERRY GOLD


                                        __________________________
                                        HOWARD M. GOLD


                                        __________________________
                                        KAREN R. SCHIFFER


                                        __________________________
                                        JEFFREY J. GOLD







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